UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2011
Date of Report (Date of earliest event reported)

BCM ENERGY PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53176	47-0948014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 St. Charles, Floor 3
New Orleans, LA		70130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (504) 264-5160

(Former Name or Form Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2011, the Board of Directors of BCM Energy Partners, Inc. (the “Company”) terminated its Independent Contractor Agreement with Charles Mathews and removed him as the Company’s Chief Financial Officer.

On December 1, 2011, the Board of Directors of the Company appointed David M. Beach, 38, to serve as its Chief Financial Officer.  Mr. Beach has been a director and the President of the Company since December 2010.  In addition, Mr. Beach served as Chief Financial Officer of the Company from December 2010 through July 22, 2011, when the Company accepted Mr. Beach’s resignation from such position.  Mr. Beach has been actively involved in the private equity and capital markets for nearly ten years, primarily working with distressed companies and related financial offerings. Mr. Beach formed BCM Energy Investments LLC and BCM Energy Partners LLC in October 2007 while serving as an Executive Vice President – New York for Emerson Equity LLC (“Emerson”) from April 2006 until October 2010. He has also served as an advisor or manager with privately held corporate clients of Emerson, where he excelled in identifying solutions to distressed situations. From February 2005 until April 2006, Mr. Beach was the Managing Director of Investments for a boutique investment firm in New York and a director in a managed futures fund, with key roles in developing international partnerships and clients. Prior to these positions, he founded a private wealth advisory firm in New Orleans in 1995. Mr. Beach studied Economics and Business Administration at Louisiana State University in Baton Rouge, Louisiana and is a native of New Orleans.

On December 14, 2010, the Company entered into and closed on a Purchase Agreement with BCM, LLC to acquire BCM, LLC's entire interest in that certain oil field in Baton Rouge, Louisiana known as University Field, in exchange for 4,800,000 shares of the Company’s preferred stock (with voting rights equivalent to common stock at a 20 to 1 ratio), with a dollar value of $2,880,000 based upon the closing price for such shares on December 14, 2011.  Mr. Beach has a membership interest in BCM, LLC of 5.7%, which represents an interest in the transaction of approximately $165,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCM ENERGY PARTNERS, INC.

Date: December 6, 2011	By:	/s/ David M. Beach
	Name:	David M. Beach
	Title:	Chief Financial Officer